Kindred Biosciences Announces Top-Line Results from Pivotal Study of CereKin in Dogs with Osteoarthritis
Conference call and webcast scheduled at 5:30 pm EDT today.

SAN FRANCISCO, California. (Aug 20, 2014) - Kindred Biosciences, Inc. (KindredBio, NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, announced today that its pivotal field study (KB010) of CereKin, an interleukin-1 inhibitor for the control of pain and inflammation associated with osteoarthritis in dogs, did not meet its primary endpoint. The randomized, double-blind, placebo-controlled study evaluated the safety and efficacy of two doses of CereKin (5 mg/kg and 20 mg/kg).

The data are in the process of being fully analyzed but, based on the analyses so far, the results appear to be due primarily to a higher-than-expected placebo response rate and statistical variability. Also, in the high dose group, the response rate among completers was in line with results seen in human studies, but the dropout rate was higher than expected and statistical significance was not achieved for the primary endpoint. Detailed results will be submitted for presentation at an upcoming scientific meeting.

“We would like to thank the team, investigators, and pet owners who helped make this study possible. While we are disappointed that this study did not meet its primary endpoint, this is just the first of more than a dozen programs,” stated Richard Chin, M.D., President and Chief Executive Officer of KindredBio. “The total cost of the CereKin program has been approximately $4 million, which represents less than five percent of our cash resources. With over $100 million in funds, we have ample capital for additional programs and we believe that, over the long run, we will be successful. The critical part of our business model is that we are taking a portfolio approach and the results from any single program have a limited impact.”

KindredBio continues to advance its rich pipeline. It is continuing to enroll patients in the pivotal studies for AtoKin and SentiKin. A PK study of extended-release SentiKin for postoperative pain in cats has been completed. A PK study of a drug for the stimulation of appetite in cats has been initiated.  A PK study of a drug for fever in horses is expected to start this quarter. Significant progress has been made in the biologics programs, including erythropoietin for cats with anemia and immune checkpoint inhibitors for dogs with cancer. All of these product candidates, if approved, would be first-in-class drugs in the pet therapeutic market.

KindredBio will host a conference call and webcast at 5:30 pm EDT today:

Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 91627369.

The call will also be webcast live at http://www.media-server.com/m/p/numx8rre. A replay will also be available at that link for 30 days.

About Kindred Biosciences

Kindred Biosciences is a development stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company’s lead product candidates are CereKin™ (diacerein) for the treatment of osteoarthritis pain and inflammation in dogs, AtoKin™ (fexofenadine) for the treatment of atopic dermatitis in dogs, and SentiKin™ (flupirtine) for the treatment of post-operative pain in dogs and cats.
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Contact
Denise Bevers
KindredBio
denise.bevers@kindredbio.com
(650) 701-7909

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